Exhibit 10.2

Retention and incentive AGREEMENT

This RETENTION AND INCENTIVE AGREEMENT (this “Agreement”), dated and effective as of March 16, 2017 (the “Effective Date”) is by and between Caladrius Biosciences, Inc. (the “Company” or “Caladrius”) and Robert Preti (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company, Hitachi Chemical Co. America, Ltd. (“Hitachi”), and PCT, LLC, A Caladrius Company (“PCT”) are entering into, as of the date hereof, a certain Interest Purchase Agreement (the “Transaction Agreement”), upon the closing of which (the “Closing”) Hitachi, either directly or indirectly through its subsidiary PCT Cell Therapy Services, LLC (“PCT CTS”), will become the sole owner of PCT;

WHEREAS, as of the Effective Date, Executive is an employee of both Caladrius and PCT; and pursuant to the transactions contemplated hereby and by the Transaction Agreement, Executive will cease to be an employee of Caladrius but will continue to be an employee of PCT;

WHEREAS, the Company and Executive each believe it is in their respective best interests, and the Company believes it is in the best interests of its stockholders, (i) to enter into this Agreement setting forth the mutual understandings and agreements reached between the Company and Executive with respect to the subject matter hereof, which Agreement will, as of the Effective Date, cancel, terminate and supersede in all respects any other employment agreement by and between the Executive and the Company, including without limitation that certain employment agreement dated March 11, 2016 between the Executive and the Company and that certain Amendment to Employment Agreement dated July 25, 2016 between Executive and the Company (collectively, the “CLBS Employment Agreements”), (ii) for Executive to be incentivized to continue in his position with PCT from the Effective Date through the Closing of the transactions contemplated by the Transaction Agreement, (iii) for Executive to be incentivized to continue in his position with PCT and/or PCT CTS from and after the Closing under the Transaction Agreement into the Milestone Period (as defined in the Transaction Agreement) in order to have a smooth transition of the operations of PCT to ownership by Hitachi, and (iv) to ensure Executive’s ongoing participation in PCT’s business as the Company believes this increases the likelihood that the performance of PCT will be maximized, consistent with the goal of PCT achieving the Milestone (as defined in the Transaction Agreement) and the Company receiving the Milestone Payment (as defined in the Transaction Agreement).

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

Section 1.              Employment with PCT. Pursuant to that certain Employment Agreement among PCT, Hitachi and Executive, to be dated as of the date of Closing (the “Employment Agreement”), Executive will perform services as an employee of PCT following the Closing.

Section 2.              Compensation. In consideration of premises stated herein, and subject to the Closing taking place pursuant to the Transaction Agreement, the Executive shall be entitled to be compensated by Caladrius as follows:

(a)       Payment in connection with Closing. Simultaneously with the Closing, subject to the Release requirement in Section 20, Caladrius shall cause to be paid to an account specified by Executive not fewer than three (3) days prior to Closing, an amount in immediately available funds equal to one million three hundred seventy-five thousand dollars ($1,375,000), subject to any withholdings made pursuant to Section 4 hereof (“First Retention Payment”).

(b)        Retention and Incentive Payment. Subject to the Release requirement in Section 20, as an incentive to remain employed with PCT and to use his commercially reasonable efforts to cause PCT to maximize its overall performance and in particular to achieve the Milestone (but not contingent upon achieving the Milestone), Executive shall receive a lump-sum cash retention and incentive payment equal to one million three hundred seventy-five thousand dollars ($1,375,000), subject to any withholdings made pursuant to Section 4 hereof, for the period from Closing until the date one (1) year after the date of the Closing (the “Anniversary Date”), subject to Executive’s continued employment with PCT through the Anniversary Date (the “Second Retention Payment”). The Second Retention Payment will be made on the Anniversary Date and shall be paid in immediately available funds to an account specified by Executive not fewer than three (3) days prior to the Anniversary Date.

(c)        Within two (2) days after any receipt of all or any portion of the Milestone Payment by Caladrius, Caladrius shall cause to be paid to an account specified by Executive, an amount in immediately available funds equal to 5% of any such amount received by Caladrius (the “Third Retention Payment”, and with the First Retention Payment and the Second Retention Payment, the “Retention Payments”).

Section 3.             Compensation upon Termination of Employment.

(a)          For purposes of this Agreement, the following terms shall have the meanings ascribed to them below:

(i)       “Cause” shall have the meaning given to such term in the Employment Agreement.

(ii)       “Good Reason” shall have the meaning given to such term in the Employment Agreement.

(iii)       “Disability” shall have the meaning given to such term in the Employment Agreement.

(b)          Resignation for Good Reason; Termination without Cause. In the event that before the Retention Payments are fully paid, PCT terminates Executive’s employment without Cause (other than by reason of death or Disability) or Executive voluntarily terminates his employment for Good Reason, or if Executive’s employment under the Employment Agreement is terminated by reason of death or Disability, in each case pursuant to the Employment Agreement, the Company shall, in full discharge of all of the Company’s

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obligations to the Executive hereunder or otherwise, pay to Executive or his estate, as the case may be, the unpaid Retention Payment(s). Any such payment shall be made within ten (10) business days after the date of the relevant termination in immediately available funds to an account specified by Executive or his estate, as the case may be.

(c)            Resignation without Good Reason; Termination for Cause. In the event before a Retention Payment is paid, PCT terminates Executive’s employment for Cause or the Executive terminates his employment other than for Good Reason, in each case pursuant to the Employment Agreement, the Company shall have no obligations to pay any as yet unpaid Retention Payment(s) or any other amount to Executive or any other person.

(d)            No Further Rights. The Executive shall have no further rights under this Agreement or otherwise to receive any other compensation or benefits from the Company after any termination or resignation of employment with the Company or PCT CTS under any severance arrangements or otherwise, except with respect to the payments and benefits specifically provided for under this Section 3.

Section 4.              Withholding; Taxes.

(a)            The Company may directly or indirectly withhold from any payments made under this Agreement all Federal, state, city or other taxes and all other deductions as shall be required pursuant to any law or governmental regulation or ruling.

(b)            If any payments under this Agreement (collectively, the “Covered Payments”) are subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Executive an additional payment (the “Tax Reimbursement Payment”) in an amount such that the net amount received by Executive after deducting all applicable taxes (including any federal, state or local income taxes, any Excise Tax, any taxes applicable to the payment to Executive of the Tax Reimbursement Payment and any associated penalties or interest) in connection with the First Retention Payment and the Second Retention Payment is not less than $1,200,000 in the aggregate. To the extent the Company’s tax advisors determine that the Covered Payments could be subject to an Excise Tax, Executive will cooperate reasonably with and consider in good faith any Excise tax mitigation recommendations Caladrius may communicate to Executive.

(c)           Except as set forth in Section 4(b) above, neither Caladrius nor any of its affiliates shall have any liability or obligation of any kind with respect to any income or other tax payable by Executive in connection with any payment made to Executive pursuant to this Agreement or any other agreement.

(d)           Executive shall use reasonable efforts to cooperate with Caladrius in minimizing and mitigating any liability arising pursuant to the Excise Tax as a result of the Covered Payments, and consider in good faith any requests or recommendations Caladrius may communicate to Executive with respect to such minimization and mitigation.

Section 5.             Notices. All notices, requests, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by certified or registered mail or by use of an

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independent third party commercial delivery service for same day or next day delivery and providing a signed receipt as follows:

To the Company:

Caladrius Biosciences, Inc.

106 Allen Road, Fourth Floor

Basking Ridge, New Jersey 07920

Attn.: Chief Executive Officer and General Counsel

with a copy (which shall not constitute notice) to:

Neil A. Torpey, Esq.

Paul Hastings LLP

200 Park Avenue

New York, NY 10166

To the Executive:

Robert Preti, Ph.D.

80 Nursery Road

Ridgefield, CT 06877

with a copy (which shall not constitute notice) to:

Christopher G. Martin, Esq.

Martin LLP

262 Harbor Drive

Stamford, CT 06902

or to such other address as either party shall have previously specified in writing to the other. Notice by mail shall be deemed effective on the second business day after its deposit with the United States Postal Service, notice by same day courier service shall be deemed effective on the day of deposit with the delivery service and notice by next day delivery service shall be deemed effective on the day following the deposit with the delivery service.

Section 6.              No Attachment. Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy, or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect; provided, however, that nothing in this Section 6 shall preclude the assumption of such rights by executors, administrators or other legal representatives of the Executive or his estate and their conveying any rights hereunder to the person or persons entitled thereto.

Section 7.              Source of Payment. All Retention Payments provided for under this Agreement shall be paid in cash from the general funds of the Company. The Company shall not

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be required to establish a special or separate fund or other segregation of assets to assure such payments, and, if the Company shall make any investments to aid it in meeting its obligations hereunder, the Executive shall have no right, title or interest whatever in or to any such investments except as may otherwise be expressly provided in a separate written instrument relating to such investments. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right, without prejudice to rights which Executives may have, shall be no greater than the right of an unsecured creditor of the Company.

Section 8.              Binding Agreement; No Assignment. This Agreement shall be binding upon, and shall inure to the benefit of, Executive and the Company and their respective permitted successors, assigns, heirs, beneficiaries and representatives. This Agreement is personal to Executive and may not be assigned by him. This Agreement may not be assigned by the Company except in connection with a sale of all or substantially all of its assets or a merger or consolidation of the Company, and the acquiring Company or entity expressly assumes this Agreement. Any attempted assignment in violation of this Section 8 shall be null and void.

Section 9.              Governing Law; Consent to Jurisdiction. The validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New York. In addition, the Executive and the Company irrevocably submit to the exclusive jurisdiction of the courts of the State of New York and the United States District Court sitting in New York County for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on the Executive or the Company anywhere in the world by the same methods as are specified for the giving of notices under this Agreement. The Executive and the Company irrevocably consent to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. In any such action or proceeding, the court shall have the authority to award reasonable costs, expenses, and attorneys' fees to the party that substantially prevails. Notwithstanding the foregoing, if the Company fails to pay to Executive any amount owed to Executive when due hereunder, in addition to such amounts, Executive shall be entitled to recover from the Company all out-of-pocket costs, expenses and fees, including the reasonable fees and expenses of Executive’s attorneys, incurred by Executive in connection with Executive’s enforcement of rights hereunder.

Section 10.           Entire Agreement; Amendments. This Agreement embodies the entire agreement between Executive and the Company with respect to the subject matter hereof and may only be amended or otherwise modified by a writing executed by all of the parties hereto.

Section 11.            Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 12.            Severability; Blue-Penciling. The provisions, sections and paragraphs, and the specific terms set forth therein, of this Agreement are severable, except as specifically

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provided to the contrary herein. If any provision, section or paragraph, or specific term contained therein, of this Agreement or the application thereof is determined by a court to be illegal, invalid or unenforceable, that provision, section, paragraph or term shall not be a part of this Agreement, and the legality, validity and enforceability of remaining provisions, sections and paragraphs, and all other terms therein, of this Agreement shall not be affected thereby.

Section 13.            Prior Agreements. This Agreement supersedes all prior agreements and understandings (including verbal agreements) between Executive and the Company and with respect to the subject matter hereof.

Section 14.             Resignation from the Company. As of the Effective Date, the Executive confirms that, effective upon the Effective Date and without the requirement of any other action by Executive, he resigns and is no longer an officer or director of the Company. The Executive agrees that this Agreement shall serve as written notice of resignation; provided, however, the Executive agrees to take any additional actions that are deemed reasonably necessary by the Company to effectuate or evidence such resignations. As of the Effective Date, the CLBS Employment Agreements shall be terminated and of no further force or effect and Caladrius shall have no further liability of any kind to any person pursuant to either of such agreements. As of immediately prior to the Closing, that certain Employment Agreement, dated March 11, 2016, between the Executive and PCT shall terminate and be of no further force and effect, and upon such termination, neither party shall have any further liability with respect to the terminated employment agreements between the Executive and PCT.

Section 15.            Thorough Understanding of Agreement. Executive has read all of this Agreement and understands it completely, and by Executive’s signature below Executive represents that this Agreement is the only statement made by or on behalf of the Company upon which Employee has relied in signing this Agreement. Executive hereby represents and warrants to the Company that he has the legal capacity to execute and perform this Agreement, and that its execution and performance by him will not violate the terms of any existing agreement or understanding to which the Executive is a party; and the Company hereby represents and warrants to the Executive that the person executing this Agreement on its behalf has the authority to do so and to bind the Company.

Section 16.            Acceleration of Stock Options; Exercise Period; Bonuses.

(a)            Upon the Closing, (i) all outstanding options and stock appreciation rights of Executive granted prior to the Closing shall be fully vested and immediately exercisable in their entirety, and (ii) all unvested stock awards, restricted stock units, restricted stock, performance-based awards, and other awards shall become fully vested. According to the Equity Compensation Plans, the Executive has the following unvested equity awards: (i) 17,525 shares of unvested restricted stock, (ii) unvested options to purchase 10,000 shares at an exercise price of $11.20, (iii) unvested options to purchase 6,250 shares at an exercise price of $6.30, (iv) unvested options to purchase 1,265 shares at an exercise price of $22.60, and (v) unvested options to purchase 20,625 shares at an exercise price of $3.54 (collectively, the “Unvested Awards”). The approval of the transactions contemplated by the Transaction Agreement by the Company’s stockholders will result in a Change in Control under the Company’s Equity Compensation Plans. Accordingly, all of the Executive’s Unvested Awards will be accelerated

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upon and after the Closing of the Transaction Agreement. Thereafter, the Executive may exercise his Unvested Awards and his vested options for up to three (3) years following the Closing.

(b)            Notwithstanding any provision herein to the contrary, Executive shall be paid (at the time such bonuses are paid generally but in any case prior to Closing) by PCT a bonus of $196,112.00 with respect to the performance of PCT in 2016.

(c)            The Company shall pay or cause to be paid to Executive the second installment of $175,000 of Executive’s sign on bonus pursuant to Section 3(c) of Executive’s Employment Agreement with PCT, dated as of March 11, 2016, on March 11, 2018.

Section 17.            Representations, Warranties and Covenants. The Company hereby represents, warrants and covenants to the Executive as follows:

(a)            The Directors and Officers Liability Insurance Policies maintained by the Company pursuant to the CLBS Employment Agreements (the “D&O Insurance”) (i) subject to the terms of the D&O Insurance policies, provides insurance coverage for the potential liability of Executive in connection with Executive’s acts or omissions while employed by the Company under the CLBS Employment Agreements prior to the Closing Date, and (ii) subject to the terms of the D&O insurance policies, the D&O Insurance will continue to provide insurance coverage after the Closing Date for any such potential liability, including in connection with the negotiation of this Agreement, the Transaction Agreement and related agreements, and the consummation of the transactions contemplated hereunder and thereunder.

(b)            Both (i) Executive’s liability will be limited to the greatest extent permitted by Delaware law and (ii) Executive will be provided indemnification to the maximum extent permitted by the Company’s bylaws and certificate of incorporation, as applicable, as in effect as of the Effective Date.

(c)            The Company hereby waives any non-competition, non-solicitation or other restrictive covenant of the CLBS Employment Agreements, including without limitation those contained in Exhibits A to each of the CLBS Employment Agreements, to the extent the enforcement of such covenant could limit the ability of Executive to perform his obligations under the Employment Agreement.

Executive hereby represents and warrants to the Company that, as of the date hereof, Executive has no intention to terminate his employment with PCT for Good Reason and is not aware of any fact or circumstance that would constitute a basis for Executive to terminate his employment with PCT for Good Reason, including but not limited to any provision in the Employment Agreement.

Section 18.            Payments Contingent on Closing. Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, no Retention Payment or any other amount shall be payable by the Company or any other person to the Executive pursuant to this Agreement unless and until the Closing occurs pursuant to the Transaction Agreement.

Section 19.            Termination of Transaction Agreement. This Agreement shall

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automatically terminate and be of no further force or effect, with the exception that Executive’s resignation from the Company and its Board of Directors, effective as of the Effective Date, shall be final and persistent, in the event that the Transaction Agreement is terminated for any reason; provided further, for the avoidance of doubt, that in the event of any such termination Executive’s Employment Agreement with PCT, dated as of March 11, 2016, shall continue in full force and effect with each party thereto maintaining its obligations and rights thereunder following any such termination.

Section 20.            Release of Claims. Notwithstanding anything contained in this Agreement to the contrary, the Company’s provision of each of the Retention Payments hereunder shall be contingent in all respects on the Executive (or, if applicable, his estate) executing (and not revoking) a general release of claims against the Company, its affiliates and related parties, substantially in the form attached hereto as Exhibit A (the “Release”), within the 30-day period (or such shorter period set forth in the Release) following the Closing (in the case of the First Release Payment) or the date on which the Second Retention Payment or the Third Retention Payment is payable pursuant hereto, and the relevant Release becoming effective (and no longer subject to revocation) after execution of such Release. If the Executive does not execute the relevant Release, the Executive shall not receive the relevant Retention Payment.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has signed this Agreement, all as of the first date above written and effective as of the Effective Date.

CALADRIUS BIOSCIENCES, INC.

By:	/s/ David J. Mazzo

Name: David J. Mazzo
Title: Chief Executive Officer

/s/ Robert Preti
Robert Preti, Ph.D.

[Signature Page to Retention and Incentive Agreement]

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EXHIBIT A

Release

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Robert Preti

[address]

[DATE]

Caladrius Biosciences, Inc.

106 Allen Road, Fourth Floor

Basking Ridge, NJ 07920

Re: Release of Claims

Gentlemen:

Reference is hereby made to that certain Retention and Incentive Agreement, dated March 16, 2017 (the “Retention Agreement”), by and between Caladrius Biosciences, Inc. (the “Company”) and Robert Preti (“Preti”), pursuant to which the Company agreed to pay to Preti the amounts set forth in the Retention Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Retention Agreement.

Preti hereby acknowledges that as a condition precedent to his receipt from the Company of the [[First/Second] Retention Payment of $1,375,000] [Third Retention Payment of $__] (less applicable tax withholdings), Preti must execute this Release of Claims (“Release”). Preti hereby acknowledges that, upon payment from the Company pursuant to the Retention Agreement in the amount of $[1,375,000][$___] constituting the [First/Second][Third] Retention Payment, (a) the payment of such amount constitutes payment in full of any and all amounts due from the Company or any of its subsidiaries, affiliates, successors or assigns in connection with the such Retention Payment, (b) no additional obligations shall be owed from the Company or any of its subsidiaries, affiliates, successors or assigns to Preti in connection with the such Retention Payment, and (c) Preti, on his own behalf and on behalf of his heirs, successors, assigns and any other person or entity that may claim by, through or under him, hereby irrevocably and unconditionally waives, releases and discharges the Company and its subsidiaries, affiliates, predecessors, successors, assigns and each of their present and former managers, equityholders, partners, directors, officers, employees, attorneys, agents and representatives of any of the foregoing, and any employee benefit plans, plan fiduciaries and any other persons acting by, through, under, or in concert with any of the foregoing persons or entities (all of such persons and entities, collectively, the “Releasees”) from, any and all indebtedness, liabilities and obligations and any and all known and unknown claims of any kind or nature whatsoever that Preti presently has with respect to any of such Releasees, including but not limited to all claims arising under statute, common law, tort, contract or other claims Preti might have arising on or prior to the date hereof; except, for the avoidance of doubt, any claims Preti might have (i) to be paid and to enforce his right to receive any and all obligations of the Company under the Retention Agreement and (ii) statutory or tort claims against the Company, which claims are specifically retained and not released pursuant hereto.

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By executing this letter agreement, the undersigned are acknowledging and agreeing with the terms set forth herein. This letter agreement may be executed in any number of counterparts, by facsimile or e-mail transmission, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflicts of law provisions thereof.

Sincerely,

By:

Name: Robert Preti

Acknowledged and agreed,

CALADRIUS BIOSCIENCES, INC.

By:

Name: David J. Mazzo
Title: Chief Executive Officer

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